Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
March 25, 2008	Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI INTERNATIONAL METALS ANNOUNCES LONG-TERM SUPPLY AGREEMENT
WITH TRONOX FOR PREMIUM GRADE TITANIUM SPONGE FACILITY
IN HAMILTON, MISSISSIPPI
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) announced that it has signed a long-term supply agreement with Tronox LLC that will provide RTI with titanium tetrachloride (TiCl4) from Tronox’s Hamilton, Mississippi, titanium dioxide plant located contiguous to RTI’s site for its new titanium sponge facility. As previously announced by the Company, this facility is being built to support RTI’s long-term agreements with Lockheed Martin and Airbus. It is expected to begin operations in 2010. Engineering design and planning, as well as the placement of orders for long lead-time equipment, have been completed. Environmental permits are expected to be issued in the middle of this year.
     “We are pleased to be meeting all of our milestones for our new premium grade sponge facility and are especially excited about the formal establishment of our relationship with Tronox,” said Dawne S. Hickton, Vice Chairman and CEO.
     “I’d also like to thank Governor Haley Barbour, the Mississippi Development Authority, and the Monroe County Chamber of Commerce for their commitment to bringing jobs to the great state of Mississippi. Without their able assistance, this strategic relationship would not have developed.”
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending and continued support for programs such as the Joint Strike Fighter, global economic conditions, the

March 25, 2008

competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the expansion of the scope of U.S. Custom’s current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation, the potential imposition of fines and penalties by U.S. Customs, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
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